EXHIBIT B

FORM OF CONVERTIBLE DEBENTURE

NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.

SANTA FE GOLD CORPORATION

7% SENIOR SECURED CONVERTIBLE DEBENTURE DUE DECEMBER 31, 2012

$_________	Albuquerque, New Mexico	___________, 200_

     This 7% Senior Secured Convertible Debenture (this “Debenture”) is issued by Santa Fe Gold Corporation, a Delaware corporation (“Maker”), to Sulane Holdings, Ltd. (“Holder”), pursuant to that certain Securities Purchase Agreement, dated December 15, 2007 (the “Securities Purchase Agreement”), by and between Maker and Holder. In addition to the terms defined elsewhere in this Debenture, capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Securities Purchase Agreement.

     FOR VALUE RECEIVED, Maker hereby promises to pay to Holder or its successors and assigns the principal sum of _______________ Thousand Dollars ($ ,000.00) 1 together with interest on the unpaid principal balance from time to time remaining in accordance with the following terms:

     1.      Interest and Principal Payments; Redemption.

          1.1      Interest. Interest on the outstanding principal amount hereof shall accrue at the rate of seven percent (7%) per annum. Until June 30, 2009, interest on the outstanding principal amount will be deferred, accrued and compounded quarterly (“Initial Accrued Interest”). The Initial Accrued Interest shall be due on July 1, 2009 and payable within five (5) Business Days (as defined in Section 8.11 below) after June 30, 2009. Commencing with the quarter ending September 30, 2009, interest on the outstanding principal amount shall be payable quarterly in arrears (each a “Quarterly Interest Payment”) and shall be due the first day of the month following the applicable quarter and payable within five (5) Business Days after the end of each quarter ending

___________________________
1 The amount is set forth in the Funding Schedule, which is included as Exhibit A to the Purchase Agreement, in respect of the applicable Closing Date.

September 30, December 31, March 31, and June 30, respectively (each an “Interest Payment Date”).

          Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed, to the extent permitted by applicable law. All past due principal and interest shall bear interest from maturity at the rate of fourteen percent (14%) per annum, calculated on a 360-day year commencing on the date on which demand for payment shall be made in writing.

          1.2      Payment in Shares. The Holder shall have the option, by giving Maker written notice of its election thirty (30) days’ prior to June 30, 2009, to have the Initial Accrued Interest paid in shares of the Company’s common stock (“Common Stock”). Commencing September 30, 2009, the Holder shall have the option to make an annual election, by giving Maker thirty (30) days’ prior written notice of its election, to have the following four (4) Quarterly Interest Payments paid in shares of Common Stock. Valuation of the Common Stock shall be based upon the Market Price (as defined below) of the Common Stock for the thirty (30) trading days immediately preceding the payment due date. As used herein, “Market Price” shall mean the arithmetic average of the volume weighted average trading price per share of Common Stock for such thirty (30) day period as reported by Bloomberg L.P., or any successor performing similar functions.

          1.3      Principal and Accrued Interest Payments. The outstanding principal amount of, and accrued interest on, this Debenture shall be payable in cash on December 31, 2012.

          1.4      Pre-payment election. On January 1, 2011 and January 1, 2012, respectively, Holder shall have the right to make an annual election, by giving ninety (90) days prior written notice to Maker, to require Maker to pay to Holder thirty percent (30%) of any Available Quarterly Cash Flow (as defined below) within fifteen (15) days after the end of each of Maker’s four fiscal quarters for the calendar years 2011 and 2012, respectively (the “Excess Quarterly Cash Flow Payment”). As used herein, “Available Quarterly Cash Flow” means net operating cash flow from the Summit Project (as defined in the Securities Purchase Agreement) for Maker’s applicable fiscal quarter less a reasonable operating and contingency reserve. The Excess Quarterly Cash Flow Payment will first be applied to accrued and unpaid interest and then to the outstanding principal amount of this Debenture. Maker’s obligation to make any Excess Quarterly Cash Flow Payments will terminate upon repayment, redemption or conversion of the Debenture.

          1.5      Redemption. After December 31, 2010, subject to Holder’s right to convert this Debenture at any time into shares of Common Stock as set forth in Section 2.1 below, upon at least 30 days prior written notice to Holder, Maker may redeem the outstanding principal amount of, and accrued interest on, this Debenture at the Redemption Prices (as defined below) on the date specified for redemption (the “Redemption Date”).

     Such redemption shall be at a purchase price, expressed as a percentage of the initial principal amount of, and accrued interest on, the Debenture during the applicable period (the “Redemption Price”):

12 months ending December 31,	Redemption Price
2011	102%
2012	101%

     The applicable Redemption Price will be paid by cashier’s check or wire transfer on the Redemption Date upon presentation and surrender of this Debenture. On and after the close of business on the Redemption Date, all rights with respect to this Debenture shall forthwith cease and terminate, except the right of Holder thereof to receive upon surrender of this Debenture the consideration payable upon redemption thereof.

2.      Conversion.

          2.1      Voluntary Conversion. Holder has the right, at Holder’s option, at any time and from time to time prior to payment in full of the principal balance of, and accrued interest on, this Debenture, to convert this Debenture, in accordance with the provisions of Section 2.3 hereof, in whole or in part, into fully paid and non-assessable shares of Maker’s common stock, $.002 par value per share (“Common Stock”). The number of shares of Common Stock into which this Debenture may be converted (the “Conversion Shares”) shall be determined by dividing the aggregate principal amount together with all accrued interest to the date of conversion by the Conversion Price (as defined below) in effect at the time of such conversion. The initial conversion price shall be equal to $1.00 per share (the “Conversion Price”).

          2.2      Automatic Conversion. The entire principal amount of this Debenture shall be automatically converted into the Conversion Shares at the Conversion Price upon (i) Holders of at least a majority of the outstanding principal amount of this Debenture consent to such conversion, or (ii) the Market Price of the Common Stock exceeding $2.50 per share for 10 consecutive trading days.

          2.3      Conversion Procedure.

          2.3.1   Notice of Conversion Pursuant to Section 2.1. Before Holder shall be entitled to convert this Debenture into shares of Common Stock, it shall surrender this Debenture at the office of Maker and shall give written notice in substantially the form set forth on Exhibit A attached hereto. Such notice shall be delivered by mail, postage prepaid, to Maker at its principal corporate office, of the election to convert the same pursuant to Section 2.1, and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Maker shall, as soon as practicable thereafter, issue and deliver at such office to Holder of this Debenture a certificate or certificates for the number of shares of Common Stock to which Holder of this Debenture shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Debenture, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

          2.3.2      Notice of Conversion Pursuant to Section 2.2. If this Debenture is automatically converted, written notice shall be delivered to Holder of this Debenture at the address of Holder set forth in the Securities Purchase Agreement or at the address last given by Holder to Maker for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of Maker is located, notifying Holder of the conversion to be effected, specifying the Conversion Price, the principal amount of this Debenture to be converted, the amount of accrued interest to be converted, the date on which such conversion will occur and calling upon such Holder to surrender to Maker, in the manner and at the place designated, this Debenture.

          2.4      Delivery of Stock Certificates. As promptly as practicable after the conversion of this Debenture, Maker at its expense will issue and deliver to Holder of this Debenture a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion.

          2.5      Mechanics and Effect of Conversion. No fractional shares of Common Stock shall be issued upon conversion of this Debenture. In lieu of Maker issuing any fractional shares to Holder upon the conversion of this Debenture, Maker shall pay to Holder the amount of outstanding principal that is not so converted, such payment to be in the form as provided below. Upon the conversion of this Debenture pursuant to Section 2.1 above, Holder shall surrender this Debenture, duly endorsed, at the principal office of Maker. At its expense, Maker shall, as soon as practicable thereafter, issue and deliver to such Holder at such principal office a certificate or certificates for the number of shares of such Common Stock to which Holder shall be entitled upon such conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to Maker), together with any other securities and property to which Holder is entitled upon such conversion under the terms of this Debenture, including a check payable to Holder for any cash amounts payable as described above. Upon conversion of this Debenture in its entirety, Maker shall be forever released from all its obligations and liabilities under this Debenture, except that Maker shall be obligated to pay Holder, within ten (10) days after the date of such conversion, any interest accrued and unpaid or unconverted to and including the date of such conversion.

     3.      Anti-Dilution Provisions and Other Adjustments. In order to prevent dilution of the rights granted hereunder, the Conversion Price shall be subject to adjustment from time to time in accordance with this Section 3.

          3.1      Adjustments for Splits and Combinations. In case, after the issuance of this Debenture, Maker shall (i) pay a dividend or make a distribution on its outstanding shares of Common Stock in shares of its Capital Stock, (ii) subdivide the then outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) combine the then outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issue by reclassification of its shares of Common Stock any shares of any other class of capital stock of Maker (including any such reclassification in connection with a merger in which Maker is the continuing Maker), then the Conversion Price in effect immediately prior to the opening of business on the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that Holder of this Debenture thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Common Stock of Maker that such holder would have owned or been entitled to receive immediately following such action had such Debenture been converted immediately prior to such time. An adjustment made pursuant to this Section 3.1 for a dividend or distribution shall become effective immediately after the record date for the dividend or distribution and an adjustment made pursuant to this Section 3.1 for a subdivision, combination or reclassification shall become effective immediately after the effective date of the subdivision, combination or reclassification. Such adjustment shall be made successively whenever any action listed above shall be taken.

          3.2      Adjustments for Issuances of Rights, Options or Warrants. If Maker, at any time while this Debenture is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to the Holder) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than then applicable Conversion Price (except for Permitted Issuances (as defined below)), then the Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants (plus the number of additional shares of Common Stock offered for subscription or purchase), and of which the numerator shall be the number of shares of the Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants, plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at the Conversion Price. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants. However, upon the expiration of any such right, option or warrant to purchase shares of the Common Stock the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section, if any such right, option or warrant shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights, options or warrants been made on the basis of offering for subscription or purchase only that number of shares of the Common Stock actually purchased upon the exercise of such rights, options or warrants actually exercised.

          3.3      Adjustments for Issuances of Common Stock Equivalents. If Maker, at any time while this Debenture is outstanding, shall issue shares, except for Permitted Issuances, of Common Stock or rights, warrants, options or other securities or debt that are convertible into or exchangeable for shares of Common Stock (“Common Stock Equivalents”) entitling any Person to acquire shares of Common Stock, at a price per share less than the Conversion Price (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at a price per share which is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price), then, at the sole option of the Holder, the Conversion Price shall be adjusted to mirror the conversion, exchange or purchase price for such Common Stock or Common Stock Equivalents (including any reset provisions thereof) at issue. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Maker shall notify Holder in writing, no later than one (1) business day following the issuance of any Common Stock or Common Stock Equivalent subject to this Section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms.

          3.4      Adjustments for Issuances of Indebtedness, Assets or Securities. If Maker, at any time while this Debenture is outstanding, shall distribute to all holders of Common Stock (and not to the Holder) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price at which this Debenture shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the fair market value of a share of Common Stock determined as of the record date mentioned above as determined by the Board of Directors in good faith, and of which the numerator shall be such fair market value of a share of Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

          3.5      Adjustment for Reclassification or Merger. In case of any reclassification or change in the Common Stock (other than any reclassification or change referred to in Section 3.1 and other than a change in par value) or in case of any consolidation of Maker with any other corporation or any merger of Maker into another corporation or of another corporation into Maker (other than a merger in which Maker is the continuing corporation and which does not result in any reclassification or change (other than a change in par value or any reclassification or change to which Section 3.1 is applicable) in the outstanding Common Stock), or in case of any sale or transfer to another corporation or entity (other than by mortgage or pledge) of all or substantially all of the properties and assets of Maker, in any such case, the corporation or entity (or its successor in such consolidation or merger) or the purchaser of such properties and assets shall make appropriate provision so that Holder shall have the right thereafter, at its option, (A) to convert the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing hereunder in respect of this Debenture into the kind and amount of shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of the Common Stock following such reclassification or share exchange, and the Holder of this Debenture shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of Maker into which the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing hereunder in respect of this Debenture could have been converted immediately prior to such reclassification or share exchange would have been entitled, or (B) to require Maker to prepay the outstanding principal amount of this Debenture, plus all interest and other amounts due and payable thereon. The entire prepayment price shall be paid in cash. This provision shall similarly apply to successive reclassifications or share exchanges.

          3.6      Notice of Adjustment. Whenever the Conversion Price or the conversion privilege shall be adjusted as provided in Sections 3.1, 3.2, 3.3, 3.4 or 3.5, Maker shall promptly cause a notice to be mailed to Holders of record of this Debenture describing the nature of the event requiring such adjustment, the Conversion Price in effect immediately thereafter and the kind and amount of stock or other securities or property into which this Debenture shall be convertible after such event. Where appropriate, such notice may be given in advance and included as a part of a notice required to be mailed under the provisions of Section 3.8.

          3.7      De Minimis Adjustment. Maker may, but shall not be required to, make any adjustment of the Conversion Price if such adjustment would require an increase or decrease of less than 1% in such Conversion Price; provided, however, that any adjustments which by reason of this Section 3.7 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

          3.8      Notices. In case at any time:

     (i)      Maker shall take any action which would require an adjustment in the Conversion Price pursuant to this Section;

     (ii)      there shall be any capital reorganization or reclassification of the Common Stock (other than a change in par value), or any consolidation or merger to which Maker is a party and for which approval of any shareholders of Maker is required, or any sale or transfer of all or substantially all of the properties and assets of Maker; or

     (iii)      there shall be a voluntary or involuntary dissolution, liquidation or winding up of Maker;

then, in any such event, Maker shall give written notice, in the manner provided in Section 8.1 hereof, to Holders of this Debenture at their respective addresses as the same appear on the books of Maker, at least 30 days prior to any record date for such action, dividend or distribution or the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, lease dissolution, liquidation or winding up; provided, however, that any notice required by any event described in clause (ii) of this Section 3.8 shall be given in the manner and at the time that such notice is given to Holders of Common Stock. Without limiting the obligations of Maker to provide notice of corporate actions hereunder, the failure to give the notice required by this Section 3.8 or any defect therein shall not affect the legality or validity of any such corporate action of Maker or the vote upon such action.

          3.9      Permitted Issuances. As used herein, “Permitted Issuances” shall mean (i) securities issuable pursuant to any option, warrant or other agreement in effect as of the date hereof and set forth in the SEC Filings (as defined in the Securities Purchase Agreement); (ii) up to eight million shares of Common Stock (or options to purchase such Common Stock) issuable to officers, directors, employees, or consultants to Maker pursuant to Maker’s 2007 Equity Incentive Plan approved by the Maker’s shareholders and set forth in the SEC Filings; (iii) up to ten million shares of Common Stock (or options to purchase such Common Stock) issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors: or (iv) up to five million shares of Common Stock (or warrants, options to purchase such Common Stock or securities convertible or exchangeable into Common Stock) in any transaction exempt from the registration requirements of the United States federal securities laws.

     4.      Reservation of Shares. Maker shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of this Debenture, such number of shares of Common Stock as shall be issuable upon the conversion of this Debenture.

     5.      Events of Defaults. If any of the events specified in this Section 5 shall occur (herein individually referred to as an “Event of Default”), Holder of this Debenture may declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to Maker:

     5.1      Default in the payment of the principal or interest of this Debenture when due and payable;

     5.2      The institution by Maker of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of Maker, or of any substantial part of its property, or the making by it of assignment for the benefit of creditors; or

          5.3      If, within sixty (60) days after the commencement of an action against Maker (and service of process in connection therewith on Maker) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of Maker or all orders or proceedings thereunder affecting the operations or the business of Maker stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of Maker of any trustee, receiver or liquidator of Maker or of all or any substantial part of the properties of Maker, such appointment shall not have been vacated; or

          5.4      Maker or any subsidiary of Maker shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or Maker or any subsidiary of Maker shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or Maker or any subsidiary of Maker shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing or any of the actions described in Sections 5.2 or 5.3; or any corporate or other action is taken by Maker or any subsidiary of Maker for the purpose of effecting any of the foregoing or any of the actions described in Sections 5.2 or 5.3; or

          5.5      Any declared default of Maker or any or its subsidiaries under any Senior Indebtedness that gives the holder thereof the right to accelerate such Senior Indebtedness, and such Senior Indebtedness is in fact accelerated by such holder.

     6.      Security. Payment of this Debenture shall be secured by a mortgage, security agreement and financing statement executed by Maker, dated December 15, 2007 (the “Mortgage”), covering the real property and assets that comprise the Summit Project.

     7.      Subordination. The principal amount of, and accrued interest on, this Debenture shall be subordinated to all Senior Indebtedness, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all Maker’s Senior Indebtedness. As used herein, “Senior Indebtedness” means the principal of and unpaid accrued interest on all current and future debt of Maker, (i) that is evidenced by one or more outstanding convertible debentures, and that may be issued in connection with additional investment rights issued in private placements completed on March 21, 2006, and September 6, 2006, respectively, as described in the Company’s Registration Statement on Form SB-2, SEC Registration No. 333-141558 and (ii) in the event that Holder should breach its obligations to purchase the Debentures and Warrants as set forth in the Funding Schedule in accordance with the terms and conditions set forth in the Securities Purchase Agreement, all indebtedness that may be incurred by Maker for working capital and capital expenditures relating to completion of the Summit Project.

     If there should occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshalling of the assets and liabilities of Maker, or if this Debenture shall be declared due and payable upon the occurrence of an event of default with respect to any Senior Indebtedness, then (i) no amount shall be paid by Maker in respect of the outstanding principal amount of the Debenture (the “Unpaid Principal Balance”), or accrued and unpaid interest on, this Debenture at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with Maker by or on behalf of the Holder of this Debenture that shall assert any right to receive any payments in respect of the Unpaid Principal Balance and accrued and unpaid interest thereon (including declaring an Event of Default, acceleration, instituting any legal action or otherwise enforcing its rights with respect to the indebtedness evidenced by this Debenture), except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding. If there occurs an event of default that has been declared in writing with respect to any Senior Indebtedness, or in the instrument under which any Senior Indebtedness is outstanding, permitting the holder of such Senior Indebtedness to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the unpaid principal balance and accrued and unpaid interest thereon.

     Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 7 to receive cash, securities or other properties otherwise payable or deliverable to the Holder, nothing contained in this Section 7 shall impair, as between Maker and the Holder, the obligation of Maker, subject to the terms and conditions hereof, to pay to the Holder the Unpaid Principal Balance and unpaid accrued interest thereon as and when the same become due and payable, or shall prevent the Holder of this Debenture, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

     Subject to the payment in full of all Senior Indebtedness and until this Debenture shall be paid in full, the Holder shall be subrogated to the rights of the holders of Senior Indebtedness (to the extent of payments or distributions previously made to such holders of Senior Indebtedness) pursuant to the provisions of this Section 7 to receive payment or distributions of assets of Maker applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between Maker and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by Maker to or on account of this Debenture; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the Holder would be entitled except for the provisions of this Section 7 shall, as between the Maker and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Maker to or on account of the Senior Indebtedness.

     By its acceptance of this Debenture, the Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by Maker or the lender of any

Senior Indebtedness in order to implement the foregoing provisions of this Section 7.

     8.      General

          8.1      Notices. Any notice or demand given hereunder by Holder must be in writing to be effective and shall be deemed to have been given and received (a) when actually delivered to the address of the party to be notified if delivered in person, (b) if mailed, on the earlier of the date actually delivered to the address of the party to be notified or (whether ever so delivered or not) on the third Business Day (as defined in Section 8.11 below) after it is enclosed in an envelope, addressed to the party to be notified, properly stamped, sealed, and deposited in the United States mail, certified mail, return receipt requested, or (c) one (1) Business Day after deposit with a nationally recognized overnight delivery service.

          8.2      Renounciation. Maker hereby renounces and waives grace, presentment, protest, notice of every type, including, without limitation, notice of default, notice of intention to accelerate, notice of acceleration, and notice of protest, and consents that time of payment may be extended without notice.

          8.3      Waiver. This Debenture evidences the payment obligations of Maker to Holder. No failure on the part of Holder to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, privilege or remedy under this Debenture shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, privilege or remedy under this Debenture preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. Any waiver by Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. Any waiver must be in writing.

          8.4      Successors and Assigns. This Debenture shall be binding upon, and inure to the benefit of, Maker and Holder and their respective successors and assigns. Maker may not assign its rights or obligations under this Debenture without the prior written consent of Holder except in the event of a capital reorganization or reclassification of the Common Stock (other than a change in par value), or any consolidation or merger to which Maker is a party and for which approval of shareholders of Maker is required.

          8.5      Severability. If one or more provisions of this Debenture are held to be invalid, illegal or unenforceable under applicable law, such provision(s) shall be excluded from this Debenture and the balance of this Debenture shall be interpreted as if such provision(s) were so excluded and shall otherwise be enforceable in accordance with its terms, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

          8.6      Usury. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due 11 hereunder shall automatically be lowered to equal the maximum permitted rate of interest. Maker covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive Maker from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Debenture, and Maker (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

          The parties hereto intend to conform strictly to the usury laws applicable to Holder. Accordingly, if the transactions contemplated hereby would be usurious under applicable state or federal law, then, notwithstanding anything to the contrary in this Debenture or in any other agreement entered into in connection with or as security for this Debenture, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to Holder that is contracted for, taken, reserved, charged or received under this Debenture or under any of such other agreements or otherwise in connection with this Debenture shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be credited by Holder on the principal amount of this Debenture (or, to the extent that the principal amount of this Debenture has been or would thereby be paid in full, refunded by Holder to Maker); and (b) if the maturity of this Debenture is accelerated by reason of an election of Secured Party resulting from any Event of Default under this Debenture, the Mortgage or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to Holder may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Debenture, the Mortgage or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by Holder on the principal amount of this Debenture (or, to the extent that the principal amount of this Debenture has been or would thereby be paid in full, refunded by Holder to Maker).

          8.7      Governing Law. This Debenture shall be governed by the substantive laws of the State of Delaware, without regard to principles of conflicts of laws, and shall be performable in Albuquerque, New Mexico.

          8.8      Lost or Mutilated. If this Debenture is mutilated, lost, stolen or destroyed, Maker shall execute and deliver, in exchange and substitution for and upon cancellation of the mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to Maker.

          8.9      Direct Obligation. Except as expressly provided herein, no provision of this

Debenture shall alter or impair the obligations of Maker, which are absolute and unconditional, to pay the principal of, interest and other charges (if any) on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct obligation of Maker. This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms of the Securities Purchase Agreement.

          8.10      Attorneys’ Fees. If Maker fails to strictly comply with the terms of this Debenture, then Maker shall reimburse Holder promptly for all fees, costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by Holder in any action in connection with this Debenture, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of Holder.

          8.11      Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day (as defined below), such payment shall be made on the next succeeding Business Day. As used herein, “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

     IN WITNESS WHEREOF, the undersigned have executed this Debenture as of the date first above written.

MAKER:

SANTA FE GOLD CORPORATION

By:
Name: W. Pierce Carson
Title: President & CEO

EXHIBIT A

NOTICE OF CONVERSION

(To Be Signed Only Upon Conversion of Debenture)

TO:	SANTA FE GOLD CORPORATION

     The undersigned, Holder of the foregoing Debenture, pursuant to Section 2.1 of such Debenture hereby surrenders such Debenture for conversion into shares of Common Stock of SANTA FE GOLD CORPORATION, to the extent of $ ______________ unpaid principal amount of, and accrued interest on, such Debenture, and requests that the certificates for such shares be issued in the name of, and delivered to, __________________ , whose address is _________________________________________________________.

Dated: ____________________________

(Signature must conform in all respects
to name of Holder as specified on the
face of the Note)

(Address)